Exhibit 3.1

Amendment No. 4 to Fourth Amended and Restated Bylaws of HCP, Inc.

Effective September 30, 2013, HCP, Inc. amended its Fourth Amended and Restated Bylaws, as previously amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, by replacing the first sentence of Article III, Section 6 with the following:

“Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President, the Secretary or by any three (3) directors on prior notice to each director.”